EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NRG Energy, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-182379, No. 333-171318, No. 333-151992, No. 333-135973, and No. 333-114007 on Form S-8, No. 333-123677 on Form S-3, and No. 333-178024, No. 333-175470, and No. 333-171323 on Form S-4 of NRG Energy, Inc. of our reports dated February 28, 2012, except as to the effects of the update in segment structure and the method of presenting comprehensive income as described in Note 2 to the consolidated financial statements, which is as of July 6, 2012, with respect to the consolidated balance sheets of NRG Energy, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, statements of comprehensive (loss)/income, cash flows, and statement of stockholders' equity for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in Exhibit 99.5 to this Current Report on Form 8-K of NRG Energy, Inc.

(signed) KPMG LLP
Philadelphia, Pennsylvania
July 23, 2012